Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 8, 2020, except for Note 13(d), as to which the date is July 20, 2020, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-239648) and related Prospectus of Inozyme Pharma, Inc. dated July 20, 2020 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 20, 2020